Exhibit 99.1

Prothena Reports Fourth Quarter and Full Year 2020 Financial Results, and Provides Financial Guidance and R&D Update
•Net cash used in operating and investing activities was $19.1 million in the fourth quarter and $80.6 million for the full year 2020; quarter-end cash and restricted cash position of $298.1 million provides funding to advance the R&D pipeline
•Announced confirmatory Phase 3 AFFIRM-AL study of birtamimab in Mayo Stage IV patients with AL amyloidosis under SPA agreement with FDA at p≤0.10
•Reported significantly reduced decline in motor function in Phase 2 study of prasinezumab in Parkinson’s disease
•Reported improvements in neuropathy and cardiac function in Phase 1 study of PRX004 in ATTR amyloidosis
DUBLIN, Ireland, February 11, 2021 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical company with expertise in protein dysregulation and a pipeline of investigational therapeutics for rare peripheral amyloid and neurodegenerative diseases, today reported financial results for the fourth quarter and full year 2020. In addition, the Company provided 2021 financial guidance and an update on its R&D programs.
“We continue to see positive momentum in our pipeline with the recent announcement of the confirmatory, registration-enabling Phase 3 AFFIRM-AL study of birtamimab in AL amyloidosis and positive clinical findings reported in 2020 from both the Phase 2 study of prasinezumab in Parkinson’s disease and Phase 1 study of PRX004 in ATTR amyloidosis,” said Gene Kinney, Ph.D., President and Chief Executive Officer of Prothena. “We are particularly pleased that our unique protein dysregulation platform has now resulted in the translation of our preclinical findings into clinical benefit for patients across multiple programs in our portfolio. We look forward to a number of significant milestones in 2021, with the planned initiation of 3 late-stage clinical studies, including the birtamimab AFFIRM-AL study, the prasinezumab Phase 2b study and the PRX004 Phase 2/3 study. In addition to these late-stage programs, we have also advanced the three targets under our global neuroscience collaboration with Bristol-Myers Squibb and expect to file an IND for PRX005 this year. Our strong cash position and potential partner payments provide a foundational capital position to fund the company through value-creating milestones as we transition to a fully integrated commercial company.”
Full Year 2020 and Recent Developments:
Birtamimab, a potential treatment for AL amyloidosis, is a humanized monoclonal antibody designed to directly neutralize soluble toxic aggregates and promote clearance of amyloid that causes organ dysfunction and failure
•Based on significant survival benefit observed in the previous VITAL study in Mayo Stage IV patients (HR=0.413, p=0.025, over 9 months) and multiple in-depth discussions with the U.S. Food and Drug Administration (FDA), Prothena announced plans in February 2021 to advance birtamimab into the confirmatory Phase 3 AFFIRM-AL study in Mayo Stage IV patients with AL amyloidosis. AFFIRM-AL is a global, registration-enabling Phase 3 study that will be conducted with a primary endpoint of all-cause mortality at p≤0.10 under a Special Protocol Assessment (SPA) agreement with FDA.
Prasinezumab, a potential treatment for Parkinson’s disease, is a humanized monoclonal antibody designed to target key epitopes within the C-terminus of alpha-synuclein and is the focus of the worldwide collaboration with Roche
•Presented results from Phase 2 PASADENA study showing prasinezumab significantly slows progression on pre-specified clinical measures of Parkinson’s disease in September 2020 at the International Parkinson and Movement Disorder Society’s 2020 Congress. Prasinezumab is the first potentially disease-modifying, anti-alpha-synuclein antibody to demonstrate signals of efficacy on multiple pre-specified secondary and exploratory clinical endpoints in patients with early Parkinson’s disease.
•Announced that Roche and Prothena will advance prasinezumab into a late-stage Phase 2b study in patients with early Parkinson’s disease. The study will be designed to further assess the efficacy of prasinezumab by expanding upon the patient population enrolled in PASADENA to include patients with early Parkinson’s disease on stable levodopa therapy. Prasinezumab is the first anti-alpha synuclein antibody to advance into late-stage development.
PRX004, a potential treatment for ATTR amyloidosis, is a humanized monoclonal antibody designed to deplete the pathogenic, non-native forms of the TTR protein
•Reported results from the Phase 1 study of PRX004, the first anti-amyloid immunotherapy designed to deplete amyloid to demonstrate efficacy in ATTR amyloidosis. In the first report of clinical results with this depleter mechanism of action, PRX004 showed favorable results as demonstrated by slowing of neuropathy progression for all 7 evaluable patients at 9 months, including improvement in neuropathy in 3 of the 7 patients, and improved cardiac systolic function for all 7 patients. In this Phase 1 study, PRX004 was found to be generally safe and well tolerated across all dose levels.
PRX012, a potential treatment for Alzheimer’s disease, is monoclonal antibody targeting key epitopes within the N-terminus of Aβ
•Presented data from next generation anti-Aβ antibodies for subcutaneous administration to improve patient access at the 13th Clinical Trials on Alzheimer’s Disease (CTAD) Conference in November 2020
Multi-immunogen vaccine, for the potential prevention and treatment of Alzheimer’s disease, is a multi-immunogen Aβ-tau vaccine
•Presented data on a multi-immunogen vaccine that targets key Aβ and tau epitopes, the two main pathological proteins involved in the cause and progression of Alzheimer’s disease, at the CTAD Conference in November 2020
Corporate
•Appointed Brandon Smith as Chief Business Officer, responsible for leading Prothena’s business development activities, portfolio strategic planning and alliance management activities. Mr. Smith joined Prothena after serving as Chief Operating Officer at Iconic Therapeutics

Upcoming Milestones:
Birtamimab
•Phase 3 AFFIRM-AL study initiation expected mid-2021
•VITAL study 9-month results expected to be presented at medical conference in 2021
Prasinezumab
•New pre-specified exploratory subgroup analyses from Part 1 of the Phase 2 PASADENA study to be presented at the 15th International Conference for Alzheimer’s and Parkinson’s Diseases in March 2021 (ADPD 2021)
•$60 million clinical milestone payment to be achieved upon first patient dosed in late-stage Phase 2b study in patients with early Parkinson’s disease; further details expected in 2Q 2021
•Results from Part 2 of the PASADENA study expected to be presented at an upcoming medical conference
PRX004
•Phase 1 study results expected to be presented at medical conference in 2021
•Phase 2/3 study in patients with ATTR-cardiomyopathy expected to initiate 4Q 2021
PRX005
•Preclinical data to be presented in March at ADPD 2021
•IND filing expected 3Q 2021
•$80 million potential payment from Bristol-Myers Squibb upon exercising their US license option in 2021
PRX012
•IND filing expected in 1Q 2022
Upcoming Investor Conferences
Members of the senior management team will present and participate in investor meetings at the following upcoming investor conferences:
•H.C. Wainwright Global Life Sciences Conference on Tuesday and Wednesday, March 9-10, 2021, virtual presentations will be available on demand both days
•Oppenheimer 31st Annual Healthcare Conference on Wednesday March 17, 2021 at 10:00 AM ET
•Stifel’s 3rd Annual CNS Day on Thursday April 1, 2021 at 8:00 AM ET

Fourth Quarter and Full Year of 2020 Financial Results and 2021 Financial Guidance
For the fourth quarter and full year of 2020, Prothena reported a net loss of $30.7 million and $111.1 million, respectively, as compared to a net loss of $21.6 million and $77.7 million for the fourth quarter and full year of 2019, respectively. Net loss per share for the fourth quarter and full year of 2020 was $0.77 and $2.78, respectively, as compared to a net loss per share of $0.54 and $1.95 for the fourth quarter and full year of 2019, respectively.
Prothena reported total revenue of $0.4 million and $0.9 million for the fourth quarter and full year of 2020, respectively, primarily due to license revenue in the fourth quarter and collaboration revenue for the full year as compared to total revenue of $0.3 million and $0.8 million for the fourth quarter and full year of 2019, respectively, primarily due to Roche collaboration revenue.
Research and development (R&D) expenses totaled $20.8 million and $74.9 million for the fourth quarter and full year of 2020, respectively, as compared to $15.5 million and $50.8 million for the fourth quarter and full year of 2019, respectively. The increase in R&D expense for the fourth quarter and full year of 2020 compared to the same periods in the prior year was primarily due to higher manufacturing costs primarily related to our PRX005, birtamimab and PRX012 programs and to a lesser extent PRX004, higher collaboration expense with Roche related to the prasinezumab program and higher R&D consulting expense. R&D expenses included non-cash share-based compensation expense of $2.1 million and $8.2 million for the fourth quarter and full year of 2020, respectively, as compared to $2.0 million and $8.1 million for the fourth quarter and full year of 2019, respectively.
General and administrative (G&A) expenses totaled $9.9 million and $38.7 million for the fourth quarter and full year of 2020, respectively, as compared to $8.1 million and $35.7 million for the fourth quarter and full year of 2019, respectively. The increase in G&A expenses for the fourth quarter and full year of 2020 compared to the same periods in the prior year was primarily related to higher costs for our director and officer insurance premiums. G&A expenses included non-cash share-based compensation expense of $3.2 million and $13.8 million for the fourth quarter and full year of 2020, respectively, as compared to $3.3 million and $15.5 million for the fourth quarter and full year of 2019, respectively.
Total non-cash share-based compensation expense was $5.2 million and $22.0 million for the fourth quarter and full year of 2020, respectively, as compared to $5.3 million and $23.6 million for the fourth quarter and full year of 2019, respectively.
As of December 31, 2020, Prothena had $298.1 million in cash, cash equivalents and restricted cash and no debt.
As of February 5, 2021, Prothena had approximately 39.9 million ordinary shares outstanding.
The Company expects the full year 2021 net cash used in operating and investing activities to be $51 to $74 million, which includes an expected $60 million milestone payment from Roche upon first patient dosed in the late-stage Phase 2b study of prasinezumab and expects to end the year with approximately $235 million in cash, cash equivalents and restricted cash (midpoint). The estimated full year 2021 net cash used in operating and investing activities is primarily driven by an estimated net loss of $79 to $111 million, which includes an estimated $20 million of non-cash share-based compensation expense.
Conference Call Details
Prothena management will discuss these results and its 2021 financial guidance during a live audio conference call today, Thursday, February 11, 2021, at 8:30 AM ET. The conference call will be made available on the Company's website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the live audio webcast, a replay will be available on the Company's website for at least 90 days.
To access the call via dial-in, please dial (877) 887-5215 (U.S. and Canada toll free) or (315) 625-3069 (international) five minutes prior to the start time and refer to conference ID number 5677514. A replay of the call will be available until February 25, 2021 via dial-in at (855) 859-2056 (U.S. toll free) or (404) 537-3406 (international), Conference ID Number 5677514.

About Prothena
Prothena Corporation plc is a late-stage clinical company with expertise in protein dysregulation and a pipeline of novel investigational therapeutics with the potential to change the course of devastating rare peripheral amyloid and neurodegenerative diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.
Forward-looking Statements
This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline; our goal of building a protein dysregulation platform; the treatment potential and proposed mechanisms of action of birtamimab, prasinezumab, PRX004, PRX005, PRX012, and multi-immunogen Aβ-tau vaccine; plans for future clinical studies of birtamimab, prasinezumab, PRX004, PRX005, and PRX012; amounts we might receive under our collaborations with Roche and Bristol-Myers Squibb; the expected timing of reporting data from prior clinical studies of birtamimab, the Phase 2 clinical study of prasinezumab, and preclinical studies of PRX005; our anticipated net cash burn from operating and investing activities for 2021 and expected cash balance at the end of 2021; and our estimated net loss and non-cash share-based compensation expense for 2021. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the effects on our business of the worldwide COVID-19 pandemic and the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 3, 2020, discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC, and our Annual Report on Form 10-K to be filed with the SEC for our fiscal year 2020. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Collaboration revenue	$121	$256	$564	$814
License revenue	239	—	289	—
Total revenue	360	256	853	814
Operating expenses:
Research and development	20,760	15,471	74,884	50,836
General and administrative	9,908	8,059	38,703	35,736
Restructuring (credits)	—	—	—	(61)
Total operating expenses	30,668	23,530	113,587	86,511
Loss from operations	(30,308)	(23,274)	(112,734)	(85,697)
Other income (expense), net	(55)	1,589	1,307	8,399
Loss before income taxes	(30,363)	(21,685)	(111,427)	(77,298)
Provision for (benefit from) income taxes	353	(131)	(283)	379
Net loss	$(30,716)	$(21,554)	$(111,144)	$(77,677)
Basic and diluted net loss per share	$(0.77)	$(0.54)	$(2.78)	$(1.95)
Shares used to compute basic and diluted net loss per share	39,921	39,897	39,915	39,882

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$295,380	$375,723
Accounts receivable	15	68
Prepaid expenses and other current assets	2,537	2,584
Restricted cash, current	1,352	—
Total current assets	299,284	378,375
Property and equipment, net	2,551	3,874
Operating lease right-of-use assets	17,811	23,274
Restricted cash, non-current	1,352	2,704
Other non-current assets	11,977	11,041
Total non-current assets	33,691	40,893
Total assets	$332,975	$419,268
Liabilities and Shareholders’ Equity
Accrued research and development	9,044	5,826
Lease liability, current	5,512	5,101
Other current liabilities	11,292	6,787
Total current liabilities	25,848	17,714
Deferred revenue, non current	110,242	110,242
Lease liability, non-current	12,326	17,838
Other non-current liabilities	553	553
Total non-current liabilities	123,121	128,633
Total liabilities	148,969	146,347
Total shareholders’ equity	184,006	272,921
Total liabilities and shareholders’ equity	$332,975	$419,268

Contacts:

Media
Ellen Rose, Head of Communications
650-922-2405, ellen.rose@prothena.com

Investors
Jennifer Zibuda, Director, Investor Relations & Communications
650-837-8535, jennifer.zibuda@prothena.com